                                                                         Ex 10.2


                                                             EXECUTION COPY
                        RETENTION AND SEVERANCE AGREEMENT

         AGREEMENT made as of August 16, 1999 between World Color Press, Inc., a Delaware corporation (the "Company"), with offices at 340 Pemberwick Road, Greenwich, CT 06831, and Marc L. Reisch (the "Executive").

          WHEREAS, the Executive is employed by the Company or by one of its wholly-owned consolidated subsidiaries;

         WHEREAS, Executive and the Company entered into a Change in Control Severance Agreement as of April 16, 1999 (the "CIC Agreement"), which provides for severance benefits upon certain terminations within two years following a "Change in Control" (as defined therein);

         WHEREAS, through a wholly-owned subsidiary, Quebecor Printing Inc. (the "Parent") intends to acquire the Company in a two-step transaction, and the consummation of the first step tender offer (the "Effective Date") will constitute a Change in Control under the CIC Agreement; PROVIDED, HOWEVER, that in the event the transaction is converted to a one-step merger, the Change in Control and therefore the Effective Date hereunder will occur upon the effective date of such merger;

         WHEREAS, the Company wishes to encourage and provide incentive to the Executive to remain with and devote full time and attention to the business affairs of the Company and wishes to provide income protection to the Executive following the Change in Control;

         NOW, THEREFORE, in consideration of the mutual agreement and understandings set forth herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Company and the Executive hereby agree as follows:

              1.   DEFINITIONS.

                        (a) "BASE SALARY" shall mean the Executive's regular annual rate of base pay as of the date in question.

                        (b) "CAUSE" shall mean the Executive's (i) conviction or guilty plea or plea of nolo contendere of a felony involving fraud or dishonesty; (ii) theft or embezzlement of property from Parent or the Company; or (iii) willful and continued refusal by the Executive substantially to perform the duties of his or her position (other than any such failure resulting from Executive's incapacity due to physical or mental illness or any such actual or anticipated failure after the Executive's issuance of a notice of termination for "Good Reason" (as defined herein)), within a reasonable period of time after receipt of written notice from the Company specifying the manner in which the Company believes the Executive is not substantially performing the duties of his or her position. For this definition, no act or failure to act shall be deemed willful unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive's act, or failure to act was in the best interests of the Company.

                        (c) "CODE" shall mean the Internal Revenue Code of 1986, as amended.

                        (d) "DATE OF TERMINATION" shall mean fifteen days following a party's receipt of the Notice of Termination, or upon the death of the Executive.

                        (e) The Executive shall have "GOOD REASON" to terminate employment if (i) the Executive shall not have the title, duties, responsibilities, status and authority of (x) Chairman, CEO and President of the North American Group of the Company (U.S. and Canada) and (y) a member of the Office of the President of Parent, in each case, reporting only to the Chief Executive Officer of Parent; (ii) the Executive is assigned duties inconsistent with the Executive's status as a senior officer of Parent in the positions described in (i)(x) and (y) above (including, without limitation, the reduction of the Executive's authority and responsibility for the operation of the Company); (iii) the Executive's level of compensation or benefits in effect immediately prior to or after the Effective Date is reduced; (iv) the potential benefit of the Executive under any performance-based bonus, equity or other incentive plan of the Company in effect immediately prior to the Effective Date is reduced; (v) Parent and the Executive fail to agree before September 30, 1999 on an increase in the Executive's Base Salary and Target Bonus that is reasonably related to the increase in the Executive's authorities and responsibilities, or such increased Base Salary or Target Bonus are reduced at any time; (vi) the Executive's place of employment or the North American Group corporate headquarters is based at a location more than ten miles away from Greenwich, CT; (vii) any purchaser, assign, surviving corporation, or successor of Parent or the Company or their respective businesses or assets (whether by acquisition, merger, liquidation, consolidation, reorganization, sale or transfer of assets of business or otherwise) fails or refuses to expressly assume in writing this Agreement and all of the duties and obligations of the Company hereunder pursuant to Paragraph 14 hereof; (viii) Parent or the Company fails to pay any amounts due to the Executive; (ix) the Executive is required to travel substantially more than he or she traveled prior to the Effective Date;
(x) the Company breaches any of the provisions of this Agreement; or (xi) the Executive shall not be entitled to diversify Parent stock holdings without limitation (except if prohibited by law).

                        (f) "NOTICE OF TERMINATION" During the term of this Agreement, any purported termination of the Executive's employment (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other party hereto in accordance with Paragraph 15 hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstance claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

                        (g) "PERMANENT DISABILITY" shall mean the Executive is unable to engage in the activities required by the Executive's job by reason of any medically determined physical or mental impairment for a period of six consecutive months or for an aggregate of nine months in any twenty-four consecutive month period.

                        (h) "SEVERANCE PERIOD" shall be the three-year period commencing on the date of the Executive's Termination of Employment.

                        (i) "TARGET BONUS" shall mean the Executive's maximum bonus eligibility under the Company's management bonus plan.

                        (j) "TERMINATION OF EMPLOYMENT" shall mean the termination of the Executive's employment with the Company and its affiliates for any reason.

              2. TERM. The initial term of this Agreement shall be for the period commencing on the Effective Date, if and only if such Effective Date occurs, and ending on the fifth anniversary thereafter. The term shall be automatically extended by one additional day for each day beyond the fifth anniversary of the date of this Agreement that the Executive remains employed by Parent or the Company until such time as Parent or the Company (as applicable) elects to cease such extension by giving written notice of such to the Executive. The Agreement shall thus terminate on the second anniversary of the effective date of such notice.

              3. RETENTION BONUSES. The Executive shall be entitled to a bonus (the "Retention Bonus") equal to a cash payment of (i) one and one-half times the sum of the Executive's Base Salary and Target Bonus, as in effect on the Effective Date and (ii) the benefits under all defined benefit and cash balance plans (including but not limited to the World Color Press, Inc. Cash Balance Plan and Supplemental Executive Retirement Plan (collectively, the "Pension Plans")) which the Executive would accrue during the period beginning on the Effective Date and ending on the third anniversary of the Effective Date if he or she were to continue employment with the Company, assuming no change in Base Salary and Target Bonus, each as in effect immediately prior to the Effective Date, assuming full bonus payout and without regard to any amendment to the Pension Plans made subsequent to the Effective Date. Forty percent of such cash amount shall be paid on the Effective Date and sixty percent of such cash amount shall be paid on the first anniversary of the Effective Date if the Executive remains employed by the Company or its affiliates.

              4.   SEVERANCE BENEFITS.

                        (a) TERMINATION WITHOUT CAUSE OR FOR GOOD REASON. The Executive shall be entitled to severance benefits if, during the two year period commencing on the Effective Date, the Executive has a Termination of Employment initiated (i) by the Company or any of its affiliates without Cause or (ii) by the Executive for Good Reason. Such severance benefits shall include (i) a cash payment, which shall be payable in one lump sum as soon as reasonably practicable after the Date of Termination, but in no event later than fourteen days thereafter, equal to (x) one and one-half times the sum of the Executive's Base Salary and Target Bonus, each as in effect upon the Termination of Employment (without giving effect to any reduction which constitutes Good Reason) (or, if higher, immediately prior to the Effective Date), and (y) the amount under all of the Pension Plans which the Executive would have accrued during the period from the Date of Termination until the third anniversary of the Date of Termination had the Executive continued employment with the Company, assuming no change in Base Salary and Target Bonus, each as in effect immediately prior to the Termination of Employment (without giving effect to any reduction that constitutes Good Reason) (or, if higher, immediately prior to the Effective Date), assuming full bonus payout and without regard to any amendment to the

Pension Plans made upon or subsequent to the Effective Date, PROVIDED, HOWEVER, that such amount shall be reduced by the amount, if any, of the Retention Bonus (defined below) already paid to the Executive; PROVIDED, FURTHER, that after such reduction the Executive shall be entitled to no less than one times the sum of the Executive's then current Base Salary and the Target Bonus; (ii) continuation during the Severance Period of coverage under and participation in employee welfare and fringe benefit plans or programs that the Executive (and any beneficiary) is covered under or participating in immediately prior to the Notice of Termination (without giving effect to any reduction in such benefits which constitutes Good Reason) (or, if more favorable to the Executive, immediately prior to the Effective Date) (or substantially equivalent plans or programs on a benefit by benefit basis), subject to reduction of such employee welfare and fringe benefit plans upon re-employment and receipt by the Executive of comparable benefits under welfare and fringe benefit plans of a successor employer during the Severance Period; and (iii) receipt of outplacement services during the Severance Period, which services are no less favorable than the executive outplacement provided by the Company, consistent with past practices.

                        (b) TERMINATION UPON DEATH OR DISABILITY. The Executive (or his or her representative, if applicable) shall be entitled to the following severance benefits if, during the two year period commencing on the Effective Date, the Executive has a Termination of Employment due to death or permanent disability: (i) a cash payment, which shall be payable in one lump sum as soon as reasonably practicable after the Date of Termination, but in no event later than fourteen days thereafter, equal to (x) one and one-half times the sum of the Executive's Base Salary and Target Bonus, each as in effect upon the Termination of Employment (or, if higher, immediately prior to the Effective
Date), and (y) the amount under all of the Pension Plans which the Executive would have accrued during the period from the Date of Termination until the third anniversary of the Date of Termination had the Executive continued employment with the Company, assuming no change in Base Salary and Target Bonus, each as in effect immediately prior to the Termination of Employment (or, if higher, immediately prior to the Effective Date), assuming full bonus payout and without regard to any amendment to the Pension Plans made subsequent to the Effective Date; PROVIDED, HOWEVER, that such amount shall be reduced by the amount, if any, of the Retention Bonus already paid to the Executive; and (ii) continuation during the Severance Period of coverage under and participation in employee welfare and fringe benefit plans or programs that the Executive (and any beneficiary) is covered under or participating in immediately prior to the Date of Termination (or, if more favorable to the Executive, immediately prior to the Effective Date) (or substantially equivalent plans or programs on a benefit by benefit basis).

                        (c) LEGAL AND ACCOUNTING FEES AND EXPENSES. The Company also shall pay to the Executive all legal and accounting fees and expenses incurred by the Executive as a result of a termination which entitles the Executive to the severance benefits hereunder (including all such fees and expenses, if any, incurred in disputing any such termination or in seeking in good faith to obtain or enforce any benefit or right provided by this Agreement or in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Code to any payment of benefit provided by the Company). Such payments shall be made within five business days after delivery of the Executive's written requests for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require.

              5. PAYMENTS OTHER THAN SEVERANCE. Subject to Paragraph 9 herein, upon any Termination of Employment, whether or not the severance benefits outlined in Paragraph 4 above are payable, the Executive shall also be entitled to all compensation and other amounts accrued, due and owing to Executive from Parent or the Company or under any employee benefit plan of Parent or the Company, as of the Date of Termination including, without limitation, under the Pension Plans.

              6.   EXECUTIVE'S AGREEMENTS.

                        (a) NON-COMPETE. In consideration of the Noncompete Payment, the Executive hereby covenants and agrees that for the eighteen-month period following the earlier of any Termination of Employment and the first anniversary of the Effective Date, he or she shall not directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control, or be connected as a director, officer, employee, partner, consultant or otherwise with any Competing Business, other than as a shareholder or beneficial owner, directly or indirectly of five percent or less of the outstanding securities of a publicly held Competing Business. For purposes of this Agreement, "Competing Business" means any business, firm or enterprise engaged in a business substantially similar to the Company's printing business as it exists at the time of the Effective Date within the same geographical locations in the United States in which the Company operates on the Effective Date. The "Noncompete Payment" shall be equal to $2,268,750, forty percent of which shall be paid on the Effective Date and sixty percent of which shall be paid on the earlier of the first anniversary of the Effective Date and termination of the Executive's employment without Cause, for Good Reason or by reason of death or Permanent Disability.

                        (b) NON-SOLICITATION. In consideration of the Noncompete Payment, the Executive hereby covenants and agrees that for the eighteen-month period following the earlier of any Termination of Employment and the first anniversary of the Effective Date, he or she shall not directly or indirectly,
(i) solicit any employee of the Company or its affiliates to leave the employment of the Company or its affiliates, or (ii) solicit any customer of the Company or its affiliates to end its business relations with the Company or its affiliates.

                        (c) ENFORCEMENT. It is expressly understood and agreed that although the Executive and the Company consider the restrictions contained in this Paragraph 6 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against the Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

              7. GOLDEN PARACHUTE GROSS-UP. If, in the written opinion of a nationally recognized accounting firm, selected by the Company and reasonably acceptable to the Executive for this purpose (at the Company's expense), or if so alleged by the Internal Revenue Service ("IRS"), the aggregate of the benefit payments and provisions under this Agreement and any other arrangement between the Executive and Parent or the Company (the "Payments") would cause the payment or provision of one or more of such benefits to constitute an "excess parachute payment" as defined in Section 280G(b) of the Code, then the Company will pay to the Executive an additional amount in cash (the "Gross-Up Payment") equal to the amount necessary to cause the net amount retained by the Executive, after deduction of any (i) excise tax on the Payments, (ii) federal, state or local income tax on the Gross-Up Payment, (iii) excise tax on the Gross-Up Payment and
(iv) any penalty and interest related to the Payments, to be equal to the aggregate remuneration the Executive would have received, excluding such Gross-Up Payment (net of all federal, state and local excise and income taxes), as if Sections 280G and 4999 of the Code (and any successor provisions thereto) had not been enacted into law. The Gross-Up Payment provided for in this Paragraph shall be made within ten days after the termination of Executive's employment or the date on which any Payment is made that is reasonably likely to constitute an "excess parachute payment"; PROVIDED, HOWEVER, that if the amount of the Gross-Up Payment cannot be finally determined at the time, the Company shall pay to Executive an estimate as determined in good faith by the Company of such payments (together with interest at the rate provided in section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined but in no event after the earlier of (i) the date any related withholding taxes are due or (ii) the thirtieth day after the date of termination or the date on which any Payment is made that is reasonably likely to constitute an "excess parachute payment."

              The Company agrees to reimburse the Executive for reasonable fees and expenses (including reasonable attorneys and accountants fees and expenses) in connection with any audit or assessment by the IRS if a claim ("Claim") arises out of, or results from the treatment or characterization by the IRS of any Payments made by Parent or the Company and for the cost of preparing the Executive's income tax returns for the year in which any Payment by Parent or the Company may be characterized as an excess parachute payment. The Executive shall notify the Company in writing of any such Claim as soon as practicable, but in no event later than ten business days after the Executive is informed of such Claim and shall cooperate with the Company in good faith to effectively contest the Claim. The Company shall, at its expense, control all proceedings in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such Claim and the Executive agrees to cooperate in the prosecution of such contest in such manner as the Company shall reasonably determine, subject to the Company's obligations hereunder; PROVIDED, HOWEVER, that no final resolution of such claim may be made by the Company without the Executive's consent if such resolution could adversely affect the Executive. Notwithstanding the foregoing, if the Company forgoes further prosecution of such contest, the Executive may elect to continue such prosecution and the Company shall cooperate with the Executive and shall be liable for the fees and expenses in connection with such further prosecution.

              8. EMPLOYMENT AT-WILL. Notwithstanding anything to the contrary contained herein, the Executive's employment with the Company is not for any specified term and may be terminated by the Executive or by the Company at any time, for any reason, with or without cause, without liability except with respect to the severance benefits provided hereunder or as required by law or any other contract or employee benefit plan or practice.

              9. WAIVER OF OTHER SEVERANCE BENEFITS. The benefits payable pursuant to this Agreement are in lieu of any other severance benefits which may otherwise be payable to the Executive upon termination within two years following a change in control pursuant to agreement, policy or practice, except those benefits which are to be made available to the Executive as required by applicable law.

              10. DISPUTE. All claims by the Executive for benefits under this Agreement shall be directed to and determined by the Board of Directors of the Company and shall be in writing. Any denial by the Board of Directors of the Company of a claim for benefits under this Agreement shall be delivered to the Executive in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. Any dispute or controversy arising under, out of, in connection with or in relation to this Agreement shall, at the election and upon written demand of either party, be finally determined and settled by binding arbitration in the town of Greenwich, CT, using a mutually agreeable single arbitrator, in accordance with the Labor Arbitration rules and procedures of the American Arbitration Association, and judgment upon the award may be entered in any court having jurisdiction thereof. The arbitrator shall have the power to order specific performance, mandamus, or other appropriate legal or equitable relief to enforce the provisions of this Agreement. The Company shall pay all costs of the arbitration and all reasonable attorney's and accountant's fees and expenses of the Executive in connection therewith.

              11. COMPENSATION DURING DISPUTE. If a purported termination occurs during the two years following the Effective Date, and such termination is disputed by any party, the Company shall continue to pay the Executive the full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, salary) and continue the Executive as a participant in all compensation, benefit and insurance plans in which the Executive was participating when the notice giving rise to the dispute was given until the dispute is finally resolved in accordance with Paragraph 10 hereof. Amounts paid under this Paragraph 11 are in addition to all other amounts due under this Agreement (other than those due under Paragraph 5 hereof) and shall not be offset against or reduce any other amounts due under this Agreement. In addition, any Gross-Up Payment due under Paragraph 7 shall be increased to take into account any increased benefits under this Paragraph.

              12. NO SET-OFF. There shall be no right of set-off or counterclaim in respect of any claim, debt, or obligation against any payment to or benefit for the Executive provided for in this Agreement.

              13. NO MITIGATION OBLIGATION. The parties hereto expressly agree that the payment of the benefits by the Company to the Executive in accordance with the terms of this

Agreement will be liquidated damages, and, except with respect to reduction of employee welfare and fringe benefits but only to the extent specifically provided for in Paragraph 4(a), that the Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of the Executive hereunder or otherwise.

              14.  SUCCESSORS: BINDING AGREEMENT.

                        (a) This Agreement shall not be terminated by the voluntary or involuntary dissolution of the Company or by any merger or consolidation where the Company is not the surviving corporation, or upon any transfer of all or substantially all of the Company's assets, or any other change in control. The Company shall require any purchaser, assign, surviving corporation, or successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in the form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Agreement shall be binding upon and inure to the benefit of the Company and any purchaser, assign, surviving corporation or successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business and assets of the Company whether by purchase, merger, consolidation, reorganization, transfer of all or substantially all of the business or assets of the Company, or otherwise (and such purchaser, assign, surviving corporation or successor shall thereafter be deemed the "Company" for the purposes of this Agreement), but this Agreement shall not otherwise be assignable, transferable or delegable by the Company.

                        (b) This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees and/or legatees.

                        (c) This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in this Paragraph 14. Without limiting the generality of the foregoing, the Executive's right to receive payments hereunder shall not be assignable, transferable or delegable, whether by pledge, creation of a security interest or otherwise, or otherwise subject to anticipation, alienation, sale, encumbrance, charge, hypothecation, or set-off in respect of any claim, debt, or obligation, or to execution, attachment, levy or similar process, or assignment by operation of law, other than by a transfer by his or her will or by the laws of descent and distribution. Any attempt, voluntary or involuntary, to effect any action prohibited by this Paragraph shall be null, void, and of no effect.

                  15. NOTICES. Any notice, request, claim, demand, document and other communication hereunder to any party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by telex, telecopy, or certified or registered mail, postage prepaid, or other similar means of communication, as follows:

                        (a) If to the Company, addressed to its principal executive offices to the attention of its Secretary;

                        (b) If to the Executive, to him or her at the address set forth in the signature page hereto after Executive's name, or at any such other address as either party shall have specified by notice in writing to the other.

              16. AMENDMENTS; WAIVERS. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by the Executive and by a duly authorized representative of the Company. By an instrument in writing similarly executed, either party may waive compliance by the other party with any provision of this Agreement that such other party was or is obligated to comply with or perform; provided, HOWEVER, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, or power provided herein or by law or in equity.

              17. ENTIRE AGREEMENT. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, including the CIC Agreement and
Schedule 6.11 to the Agreement and Plan of Merger among Parent, Printing Acquisition Inc. and the Company dated as of July 12, 1999 (the "Merger Agreement"), promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto. The parties further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding involving this Agreement. Notwithstanding the foregoing, nothing in this Agreement shall affect the treatment of the Executive's stock options or restricted stock or the Executive's third party beneficiary rights under the Merger Agreement (except with respect to Schedule 6.11 of the Merger Agreement).

              18. SEVERABILITY; ENFORCEMENT. If any provision of this Agreement, or the application thereof to any person, place or circumstance shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such provisions as applied to other persons, places and circumstances shall remain in full force and effect.

              19. INDEMNIFICATION. The Company shall indemnify, defend, and hold the Executive harmless from and against any liability, damages, costs, or expenses (including legal and accounting fees and expenses) in connection with any claim, cause of action, investigation, litigation, or proceeding involving him or her by reason of his or her having been an officer, director, employee, or agent of the Company, unless it is judicially determined, in a final, nonappealable order, that the Executive was guilty of gross negligence or willful misconduct. The Company also agrees to maintain directors and officer liability insurance for the benefit of the Executive for at least six years after the Effective Date; PROVIDED that the Company shall be deemed to maintain such insurance if Parent so maintains directors and officer liability insurance for the benefit of the Executive.

              20. GOVERNING LAW. This Agreement shall be interpreted, administered and enforced in accordance with the law of the State of Connecticut, except to the extent pre-empted by Federal law.

              21. SURVIVAL. Any paragraph hereunder that requires performance beyond the termination of this Agreement, and the Company's or the Executive's (as applicable) obligations thereunder, shall survive any termination of this Agreement.

              22. COUNTERPARTS. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

              The parties have duly executed this Agreement as of the date first written above.


WORLD COLOR PRESS, INC.                              EXECUTIVE




----------------------------------                ------------------------------
By:                                                  Marc L. Reisch
Title:                                               21 Trails End
                                                     Chappaqua, NY  10514